Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pathway Capital Opportunity Fund, Inc.

New York, New York

We hereby consent to the use, in the Securities Act File No. 333-206730, Post-Effective Amendment No. 7 under the Securities Act of 1933 in Form N-2 for Triton Pacific Investment Corporation, Inc. (the “Registration Statement”), of our report dated August 29, 2018 relating to the June 30, 2018 financial statements of Pathway Capital Opportunity Fund, Inc. (the “Fund”), which is contained in such Registration Statement filed on February 22, 2019. Our report contains an explanatory paragraph regarding the Fund’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms”.

/s/ BDO USA, LLP

New York, New York
February 22, 2019